Filed Pursuant to Rule 433

Registration No. 333-219272

June 26, 2018

Republic of Argentina

Notice of Results

Offers to Exchange New Bonds

which have been Registered under the U.S. Securities Act of 1933, as amended,

for any and all of its corresponding Bonds

CUSIP Nos. of Bonds	ISIN Nos. of Bonds	Bonds	Corresponding New Bonds which have been registered under the Securities Act	CUSIP Nos. of New Bonds	ISIN Nos. of New Bonds
Regulation S P04808 AG9	Regulation S USP04808AG92	U.S.$17,009,000 6.250% Bonds Due 2019	U.S.$16,596,000 6.250% Bonds Due 2019	040114 HB9	US040114HB90

Regulation S P04808 AA2	Regulation S USP04808AA23	U.S.$30,682,000 6.875% Bonds Due 2021	U.S.$28,122,000 6.875% Bonds Due 2021	040114 GW4	US040114GW47

Rule 144A 040114 GS3 Regulation S P04808 AC8	Rule 144A US040114GS35 Regulation S USP04808AC88	U.S.$458,000 7.500% Bonds Due 2026 U.S.$31,422,000 7.500% Bonds Due 2026	U.S.$29,225,000 7.500% Bonds Due 2026	040114 GX2	US040114GX20

Rule 144A 040114 GU8 Regulation S P04808 AE4	Rule 144A US040114GU80 Regulation S USP04808AE45	U.S.$1,348,000 7.625% Bonds Due 2046 U.S.$4,746,000 7.625% Bonds Due 2046	U.S.$5,742,000 7.625% Bonds Due 2046	040114 GY0	US040114GY03

Regulation S P04808 AJ3	Regulation S USP04808AJ32	U.S.$11,587,000 6.625% Bonds Due 2028	U.S.$11,107,000 6.625% Bonds Due 2028	040114 HF0	US040114HF05

Rule 144A 040114 HE3 Regulation S P04808 AK0	Rule 144A US040114HE30 Regulation S USP04808AK05	U.S.$50,000 7.125% Bonds Due 2036 U.S.$39,220,000 7.125% Bonds Due 2036	U.S.$39,070,000 7.125% Bonds Due 2036	040114 HG8	US040114HG87

Regulation S P04808 AL8	Regulation S USP04808AL87	U.S.$4,395,000 5.625% Bonds Due 2022	U.S.$4,325,000 5.625% Bonds Due 2022	040114 HK9	US040114HK99

Regulation S P04808 AM6	Regulation S USP04808AM60	U.S.$5,444,000 6.875% Bonds Due 2027	U.S.$5,279,000 6.875% Bonds Due 2027	040114 HL7	US040114HL72

Rule 144A 040114 HM5 Regulation S P04808AN4	Rule 144A US040114HM55 Regulation S USP04808AN44	U.S.$280,720,000 7.125% Bonds Due 2117 U.S.$2,469,280,000 7.125% Bonds Due 2117	U.S.$2,602,855,000 7.125% Bonds Due 2117	040114 HN3	US040114HN39

The Republic of Argentina (the “Republic”), makes the following announcement in connection with its offers (the “Offers”) to exchange registered 6.250% Bonds Due 2019, registered 6.875% Bonds Due 2021, registered 7.500% Bonds Due 2026, registered 7.625% Bonds Due 2046, registered 6.625% Bonds Due 2028, registered 7.125% Bonds Due 2036, registered 5.625% Bonds Due 2022, registered 6.875% Bonds Due 2027 (collectively, the “Late New Bonds”) and registered 7.125% Bonds Due 2117 (the “New 2117 Bonds” and collectively with the Late New Bonds, the “New Bonds”) for any and all outstanding 6.250% Bonds Due 2019 (“Late Old 2019 Bonds”), 6.875% Bonds Due 2021 (“Late Old 2021 Bonds”), 7.500% Bonds Due 2026 (“Late Old 2026 Bonds”), 7.625% Bonds Due 2046 (“Late Old 2046 Bonds”), 6.625% Bonds Due 2028 (“Late Old 2028 Bonds”), 7.125% Bonds Due 2036 (“Late Old 2036 Bonds”), 5.625% Bonds Due 2022 (“Late Old 2022 Bonds”), 6.875% Bonds Due 2027 (“Late Old 2027 Bonds” and collectively with the Late Old 2019 Bonds, Late Old 2021 Bonds, Late Old 2026 Bonds, Late Old 2046 Bonds, Late Old 2028 Bonds, Late Old 2036 Bonds and Late Old 2022 Bonds, the “Late Bonds”) and 7.125% Bonds due 2117 (“Old 2117 Bonds” and collectively with Late Old Bonds, the “Bonds”) of the Republic, pursuant to the terms and conditions set forth in the base prospectus dated October 27, 2017 (the “Base Prospectus”) and in the prospectus supplement dated May 18, 2018 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

1. On June 26, 2018, the Republic issued U.S.$16,596,000 principal amount of the Republic’s registered 6.250% Notes due 2019 (ISIN No. US040114HB90) in exchange for the Late Old 2019 Bonds tendered and cancelled in the Offers. There are U.S.$413,000 aggregate principal amount of the Old 2019 Bonds with ISIN No. USP04808AG92 (Regulation S) outstanding.

2. On June 26, 2018, the Republic issued U.S.$28,122,000 principal amount of the Republic’s registered 6.875% Notes due 2021 (ISIN No. US040114GW47) in exchange for the Late Old 2021 Bonds tendered and cancelled in the Offers. There are U.S.$2,560,000 aggregate principal amount of the Old 2021 Bonds with ISIN No. USP04808AA23 (Regulation S) outstanding.

3. On June 26, 2018, the Republic issued U.S.$29,225,000 principal amount of the Republic’s registered 7.500% Notes due 2026 (ISIN No. US040114GX20) in exchange for the Late Old 2026 Bonds tendered and cancelled in the Offers. There are U.S.$2,497,000 aggregate principal amount of the Old 2026 Bonds with ISIN No. USP04808AC88 (Regulation S) outstanding and U.S.$158,000 aggregate principal amount of the Old 2026 Bonds with ISIN No. US040114GS35 (Rule 144A) outstanding.

4. On June 26, 2018, the Republic issued U.S.$5,742,000 principal amount of the Republic’s registered 7.625% Notes due 2046 (ISIN No. US040114GY03) in exchange for the Late Old 2046 Bonds tendered and cancelled in the Offers. There are U.S.$167,000 aggregate principal amount of the Old 2046 Bonds with ISIN No. USP04808AE45 (Regulation S) outstanding and U.S.$185,000 aggregate principal amount of the Old 2046 Bonds with ISIN No. US040114GU80 (Rule 144A) outstanding.

5. On June 26, 2018, the Republic issued U.S.$11,107,000 principal amount of the Republic’s registered 6.625% Notes due 2028 (ISIN No. US040114HF05) in exchange for the Late Old 2028 Bonds tendered and cancelled in the Offers. There are U.S.$480,000 aggregate principal amount of the Old 2028 Bonds with ISIN No. USP04808AJ32 (Regulation S) outstanding.

6. On June 26, 2018, the Republic issued U.S.$39,070,000 principal amount of the Republic’s registered 7.125% Notes due 2036 (ISIN No. US040114HG87) in exchange for the Late Old 2036 Bonds tendered and cancelled in the Offers. There are U.S.$150,000 aggregate principal amount of the Old 2036 Bonds with ISIN No. USP04808AK05 (Regulation S) outstanding and U.S.$50,000 aggregate principal amount of the Old 2036 Bonds with ISIN No. US040114HE30 (Rule 144A) outstanding.

7. On June 26, 2018, the Republic issued U.S.$4,325,000 principal amount of the Republic’s registered 5.625% Notes due 2022 (ISIN No. US040114HK99) in exchange for the Late Old 2022 Bonds tendered and cancelled in the Offers. There are U.S.$70,000 aggregate principal amount of the Old 2022 Bonds with ISIN No. USP04808AL87 (Regulation S) outstanding.

8. On June 26, 2018, the Republic issued U.S.$5,279,000 principal amount of the Republic’s registered 6.875% Notes due 2027 (ISIN No. US040114HL72) in exchange for the Late Old 2027 Bonds tendered and cancelled in the Offers. There are U.S.$165,000 aggregate principal amount of the Old 2027 Bonds with ISIN No. USP04808AM60 (Regulation S) outstanding.

9. On June 26, 2018, the Republic issued U.S.$2,602,855,000 principal amount of the Republic’s registered 7.125% Bonds due 2117 (ISIN No. US040114HN39) in exchange for the Old 2117 Bonds tendered and cancelled in the Offers. There are U.S.$146,845,000 aggregate principal amount of the Old 2117 Bonds with ISIN No. USP04808AN44 (Regulation S) outstanding and U.S.$300,000 aggregate principal amount of the Old 2036 Bonds with ISIN No. US040114HM55 (Rule 144A) outstanding.

The Republic has applied, through its listing agent, to have the Late New Bonds, but not the New 2117 Bonds, listed on the Luxembourg Stock Exchange and admitted to trading on the Euro MTF market. All of the Late Bonds, but not the 2117 Bonds, are currently listed on the Luxembourg Stock Exchange and admitted to trading on the Euro MTF market. Each of the Late New Bonds will be consolidated to form a single series with, and will be fully fungible with, the respective bonds issued by the Republic on April 18, 2017.

The Republic has filed a registration statement (including the Prospectus) with the SEC for the Offers. You should read the Prospectus in that registration statement and other documents the Republic has filed with the SEC for more complete information about the Republic and such Offers. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Important Notice

The distribution of materials relating to the Offers may be restricted by law in certain jurisdictions. The Offers is void in all jurisdictions where it is prohibited. If materials relating to the Offers come into your possession, you are required by the Republic to inform yourself of and to observe all of these restrictions. The materials relating to the Offers, including this communication, do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of these securities will be made only by means of the Prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.

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